Constellium

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

PERSONAL AND CONFIDENTIAL

March 31, 2023

Jack Guo
21 Bristol Dr
Manhasset, NY 11030
Jack.Guo@constellium.com

Re: Employment Agreement

Dear Jack,

We are pleased to make you an offer for a promotion to become the Chief Financial Officer of Constellium SE (the "**Company**"), and its subsidiaries (collectively, the "**Constellium Group**"). The terms and conditions of your new role would be as follows:

1. **Position/Reporting**. Your position will be Senior Vice President & Chief Financial Officer of the Constellium Group. In this role, you will report directly to the Chief Executive Officer ("**CEO**") of the Constellium Group.

2. **Employer and Location/Travel**. Although you will serve as Senior Vice President & Chief Financial Officer of the Company, you will continue to be employed by, and your benefits will continue to be administered by, Constellium US Holdings I, LLC ("**US Holdings**"). This position will be based out of the Company's U.S. headquarters located in Baltimore, Maryland, U.S.

   You hereby accept that after reasonable consultation with you (i) your employment may be transferred from US Holdings to another subsidiary or affiliate of the Company, and (ii) your office location may change in the future to an area where the Company conducts its business, and in particular to any site where the Company could assign you, according to the development of our business and the specific requirements of your position and duties. Your position and duties will require travel.

3. **Governing Law**. The terms and conditions of this Agreement will be governed by the laws of the state of Maryland.

4. **Effective Date/Term**. The first day of your employment as Senior Vice President & Chief Financial Officer will be April 1, 2023, and shall continue until terminated in accordance with this employment agreement (this "**Agreement**").

5. **Initial Base Salary**. Your annual gross base salary will be $525K in US dollars. Your gross base salary will be paid in installments in accordance with US Holdings' normal payroll practices in effect from time to time, and is subject to deductions for taxes and other withholdings as required by applicable law.

6. **Base Salary Review**. The Company will review your annual gross base salary once each year, commencing in 2024.

7. **Short-term Incentive Award**. You will be eligible for an annual performance bonus pursuant to the terms and conditions of the Employee Performance Award Plan (the "**EPA Plan**"), including the attainment of performance targets, established by the Board (or a committee thereof, including the Human Resources Committee), from time to time in its sole and absolute discretion. Your target

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

annual bonus will be 75% of your Base Salary (the "**Target Bonus**"). Your maximum annual bonus could be up to 150% of your Base Salary, as determined under the EPA Plan. Awards under the EPA Plan shall be paid after the closing of the performance year with the first payroll after the Board (or a committee thereof, including the Human Resources Committee) has validated the financial results and the resulting payout. The EPA Plan is provided at the sole discretion of the Company and is not a contractual entitlement. Participation in the EPA Plan in one year does not create a right to future participation in the EPA Plan. The Company reserves the right to amend the EPA Plan at its sole discretion at any time and for any reason whatsoever. If you are terminated at any point during the year, your right to an EPA Plan award, if any, in respect of such year shall be determined in accordance with this Agreement and the applicable terms and conditions of the EPA Plan to the extent consistent with this Agreement.

Your EPA Plan award for 2023 will be calculated on a pro rata basis— *i.e.* from January 1, 2023 until March 31, 2023 for your current position during that time, and from April 1, 2023 until December 31, 2023 for the new position described in this Agreement.

8. **Long-Term Incentive Plan**. In connection with your new role under this Agreement, the Company has granted you (i) an award of performance-based restricted stock units with a target number of shares of 37,937 and a maximum number of shares of 75,874, which shall vest on the third anniversary of the date of grant, subject to your continued employment and the achievement of certain performance goals; and (ii) an award of 19,352 restricted stock units which shall vest 100% after a three-year period subject to continued employment on the vesting date. Each such award shall have such other terms and conditions as set forth in the award letter attached hereto as Exhibit A.

   Future equity compensation awards will be at the sole discretion of your management and of the Human Resources Committee of the Board.

9. **Healthcare Benefits/Retirement Plan**. You will continue to participate in the health and welfare benefit program offered by US Holdings, which provides: medical, prescription drug, vision and dental care benefits, basic and optional term life insurance coverage, basic and optional accidental death and dismemberment coverage, optional dependent term life insurance coverage, disability coverage inclusive of short-term disability and an enhanced long-term disability program, a Flexible or Health Spending Account, Dependent Care Flexible Account, employee assistance program benefits, executive health program and other voluntary coverage programs made available from time to time. You will also be eligible to participate in the Constellium Retirement Plan, which is a defined contribution 401(k) plan, as well as the Non-Qualified Deferred Compensation & Restoration Plan.

   As with all employee benefits, US Holdings reserves the right to amend or terminate all of the foregoing benefit programs, including the 401(k) Plan, and the benefits provided thereunder at any time.

10. **Company Car Policy**. You will continue to participate in US Holdings' car allowance program under the terms and conditions that apply to similarly situated employees. Details of the program, including costs to you and limits, are the same as the existing program you currently participate in.

11. **Holiday/Vacation**. You will be entitled to 5 weeks of paid vacation per year. The times at which you take paid vacation days must be approved in advance in writing by the CEO. Untaken vacation days cannot be carried forward from one year to the following year.

12. **Business Expense Reimbursement**. US Holdings will reimburse you for reasonable and substantiated transportation, hotel, meal, telephone, and other business expenses in accordance with US Holdings' expense reimbursement policy as in effect from time to time. All business expenses

Constellium

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

incurred in the course of your duties must be documented on a form prescribed by US Holdings and substantiated by receipts.

13. **Relocation Expenses**. Relocation benefits can be made available, as long as the relocation is at the Company's request.

14. **Termination/Resignation Notice**. In the event of your termination of employment by the Constellium Group for any reason (a "**Termination Event**") other than for Company Cause (as defined herein), you will receive at least 90 days' (the "**Notice Period**") prior written notice (the "**Termination Notice**"). In the event of your termination for Company Cause, no Notice Period need be given to you by the Constellium Group. In the event of your resignation for any reason other than Good Reason, you must give the Constellium Group advance written notice of not less than the Notice Period.

    Upon your receipt of a Termination Notice from the Constellium Group for a Termination Event, the Constellium Group may, if determined to be appropriate in the sole and absolute discretion of the Company, release you from returning to your office or performing your duties for the Company during the Notice Period; provided, however, that you shall be entitled to continuation of your annual gross Base Salary and other benefits during the Notice Period.

15. **Severance**. In the event that your employment is terminated by the Constellium Group for Company Cause (as defined below) or you voluntarily resign your employment for other than Good Reason (as defined below), you shall not be entitled to any severance or termination-related payments or benefits, or outplacement services.

    If your employment is terminated by the Constellium Group without Company Cause, and is not due to your death or Disability (as defined below), or you resign for Good Reason, subject to the requirement that you sign, deliver, and not revoke the release of claims in a form provided by the Constellium Group, and that such release become effective and irrevocable within 60 days following your termination of employment, you shall receive the following severance payments and benefits:

    a) Cash severance in an amount equal to the sum of (x) 12 months of your then current gross Base Salary plus (y) your annual target EPA, less applicable withholding which amount shall be paid in equal installments in accordance with the payroll practices of US Holdings over the 12 months following your termination of employment, provided that the initial installments shall be accumulated and paid in a lump sum as soon as reasonably practicable following the date such release becomes effective and irrevocable and in any event within 60 days following your termination of employment; and

    b) If you elect health care continuation coverage under Section 4980B of the Code or other applicable law ("**COBRA**") for yourself and your eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the date of termination, then for six months following the date of termination, or such shorter period determined in accordance with this sentence (the "**Continuation Period**"), the Constellium Group shall pay the full premium cost of such coverage, based on the prevailing rate charged by US Holdings to persons who elect similar health care continuation coverage under COBRA; provided, however, that the Continuation Period shall cease at such time that you become eligible to receive health care benefits under another employer-provided plan. To the extent you remain eligible for COBRA benefits following the Continuation Period, you shall be responsible for paying the full premium cost of such coverage.

For purposes of this Agreement:

Constellium

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

"**Company Cause**" means your: (i) commission of a criminal offense that can be sanctioned by imprisonment; (ii) commission of an act of "Gross Negligence" or "Willful Misconduct" (as each such term is defined herein); or (iii) willful breach of or failure to perform your obligations under this Agreement or any agreement entered into between you and any member of the Constellium Group and/or any of their by-laws, or your willful breach of any legal duty to any member of the Constellium Group, or your willful failure to follow the lawful instructions of the CEO or Board of Directors, or any willful failure by you to cooperate in any audit or investigation of any member of the Constellium Group, in each case after written notice of the breach or of the failure that has not been remedied within 14 days from the date of your receipt (to the extent remedy is reasonably possible).

"**Disability**" means your inability to perform your duties on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness or other disability that is determined to be total and permanent by a physician selected by the Constellium Group or its insurers and reasonably acceptable to you or your legal representative. You agree to cooperate with any examination by such physician as requested by the Constellium Group.

"**Gross Negligence**" means a departure from the normal standard of conduct of a professional person that could be regarded by those familiar with the circumstances (e.g., professionals with similar experience and working in the same industry) as a reckless disregard for the ordinary care or knowledge that a professional person of ordinary skill would display; and (ii) "**Willful Misconduct**" means any act or omission that is deliberate and causes harm or damage to the Constellium Group, and was not done with the reasonable belief that such act or omission was in the best interests of the Company.

"**Good Reason**" means your voluntary resignation after any of the following actions are taken by the Company without your consent: (i) a failure to timely pay the Base Salary or material benefits set forth herein; or (ii) a material reduction in your duties or responsibilities, including a change in your reporting line; or (iii) being asked to perform or observing illegal acts sanctioned by the Company; or (iv) other material breach of this Agreement by the Company; however, that none of the events described in the foregoing clauses (i) or (iv) shall constitute Good Reason unless (x) you have notified the Company in writing describing the events which constitute Good Reason within 30 days (the "**Cure Period**") following the initial existence of the condition, (ii) the Company fails to cure such events within the Cure Period after the Company's receipt of such written notice and (iii) you actually terminate employment by the end of the Cure Period.

16. **Restrictive Covenants**. During your employment and, unless waived in writing by the Company or US Holdings, in their sole and absolute discretion, for a period of 12 months after your termination of employment or resignation for any reason (the "**Restricted Period**"), you shall not compete with any member of the Constellium Group (including but not limited to, as an employee, officer, director, or consultant of, or investor in, a competing entity, including without limitation any member of the Target Group, or otherwise, in the aluminium fabrication, packaging or rolling business (the "**Business**") in any state or other location in which the Constellium Group conducts its operations and/or engages in the Business at the time of your separation and in which your competing with the Constellium Group would cause harm to any entity in the Constellium Group. Notwithstanding the foregoing, nothing in this provision shall prevent you from passively investing as a less than two percent (2%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The "**Target Group**" is defined as the following companies including all of their respective affiliates, operating worldwide: Arconic Corporation, AMAG Austria Metall AG, Benteler International AG, Commonwealth Rolled Products, Inc., Gestamp Automocion, S.A., Gränges AB, Kaiser Aluminum Corporation, Magna International Inc., Martinrea International Inc., Metra Aluminum Inc., Nemak S.A.B de C.V., Norsk Hydro ASA, Novelis Inc, Otto Fuchs KG, Sankyo Tateyama, Inc., Speira GmbH, Tri-Arrows Aluminum Inc.,

Constellium

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

UACJ Automotive Whitehall Industries, Inc., and Universal Alloy Corporation, or any successor of any such company.

During the Restricted Period you shall not, directly or indirectly: (i) hire or solicit any of the Constellium Group's employees or consultants (including persons who were employees of persons or entities that were consultants at any time in the 12 months preceding such attempt to hire or solicit); or (ii) solicit any of the Constellium Group's customers (including persons or entities who were customers of any member of the Constellium Group at any time in the 3 years preceding such attempt to solicit).

In the event that your employment is terminated by the Constellium Group without Company Cause, and in consideration of your agreeing to be bound by, and complying with, the above restrictive covenants during the portion of the Restricted Period occurring after the effective date of your termination, the Constellium Group will pay you a cash amount equal to 50% of the average compensation (based on the annual gross base salary and EPA Plan award, if any) paid to you during the 12 months prior to your termination (the "**Covenant Payment**"), which will be paid pursuant to applicable law in a series of equal monthly installments at the times that your annual gross base salary would have been paid to you absent your termination during the Restricted Period. In the event that your employment is terminated by the Company for Company Cause or you resign for any reason, you shall not receive the Covenant Payment or any other payment pursuant to this Agreement in consideration of your agreeing to be bound by the above restrictive covenants during the portion of the Restricted Period occurring after the effective date of your termination. If the restrictive covenants will, for any reason, not be enforceable, enforced or adhered to, the Covenant Payment will be forfeited by you and not be due by the Company and you will reimburse any portion of the Covenant Payment you may already have received for any period during which the restrictive covenants have, for any reason, not been enforceable, enforced or adhered to.

You agree that your services are unique and valuable to the Company and the other members of the Constellium Group and that these restrictive covenants are necessary for the reasonable and proper protection of the Company and the other members of the Constellium Group and their trade secrets and confidential information and that each of the restrictive covenants is reasonable in respect to subject matter, length of time and geographic area, and that these restrictive covenants, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You acknowledge that each of these restrictive covenants has a unique, substantial and immeasurable value to the Company and the other members of the Constellium Group. You further covenant that you will not challenge the reasonableness or enforceability of any of these restrictive covenants. It is also agreed that any member of the Constellium Group will have the right to enforce all of your obligations to it under this Agreement, including through (but not limited to) specific performance or any equitable relief available under applicable law granted by a court of competent jurisdiction, without the necessity of showing economic loss or other actual damage or posting a bond.

If it is determined by a court of competent jurisdiction in any state that any of the restrictive covenants above is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of you and the Company that such restrictive covenant shall be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

17. **Confidentiality Agreement**. In consideration of being employed by the Company, you hereby agree and acknowledge that during the course of your employment, certain non-public, proprietary and/or confidential information of the Constellium Group may be disclosed to you, including, but not limited to, trade secrets, technical information (including methods, processes, formulae, compositions, systems, techniques, inventions and research projects), and business information (including customer

Constellium

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

information, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans). You hereby agree that, during or at any time after the termination of your employment, you shall not disclose or divulge to others, including future employers, any trade secrets, confidential information, or any other proprietary data of the Constellium Group in violation of this Agreement.

Neither party shall reveal to anyone, directly or indirectly, the existence of any or all terms contained in this Agreement without prior written consent of the other except where and until expressly required by law.

The parties agree not to disparage one another or engage in criticism of one another to third parties or the general public and each agree not to seek, or cooperate with others seeking, publicity regarding any transaction.

18. **Restrictions on Other Activities.** If you intend to pursue other business-related activities during your employment with Constellium Group, you must obtain the prior written consent of the CEO of the Company (or his/her delegates) if, as determined by CEO of the Company, the interests of the Constellium Group would be adversely affected in any manner. By way of example only (and without limitation), consent would be required in the event that you intend to: publish an article or give lectures regarding the Business; participate in the affairs of another company, even if not in violation of the Restrictive Covenants above (except as a minority, non-controlling equity holder); or join the board of directors of another company.

19. **Company Property**. Upon your termination of employment or resignation for any reason, you must return all property and documents belonging to the Company and any other member of the Constellium Group, including but not limited to, reports, manuals, and customer lists and any other confidential or proprietary information.

20. **Acceptance of Gifts**. Without the prior written consent of the CEO of the Company, you may not accept any gift with a value in excess of €150 from any customer, client or supplier of the Company or any member of Constellium Group or any prospective customer, client or supplier of the Company or any member of the Constellium Group.

21. **Code of Conduct**. You agree to abide by the Worldwide Code of Employee and Business Conduct of the Company and its affiliated companies at all times during your employment.

22. **Indemnification**. The Company agrees that, in the event a legal claim is asserted against you related to your service for the Constellium Group, to the fullest extent permitted by applicable law and the Company's articles of association, the Constellium Group shall defend and indemnify you and hold you harmless from any and all losses, liabilities, damages, costs and expenses flowing from such claim. The Constellium Group shall, in its discretion, select counsel to defend you and shall control the defense of the claim. The Constellium Group will maintain a D&O policy adequate for a U.S. publicly traded company.

23. **Entire Agreement/Amendments and Additions/Severability**. This Agreement contains the complete agreement of the parties regarding all terms and conditions of your employment, and supersedes any previous agreements regarding any employment with the Company or the Constellium Group. Any proposed amendments to this Agreement must be in writing and signed by both parties. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

24. **Jurisdiction**. The courts of or in the state of Maryland shall have exclusive jurisdiction over all disputes arising out of or relating to this Agreement and/or your employment with the Company.

Constellium

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

25. **Section 409A of the Code**. It is intended that this Agreement shall comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "**Code**"), or an exemption to Section 409A of the Code. Any payments that qualify for the "short-term deferral" exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement which constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code may be made only upon a "separation from service," as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.

    Notwithstanding anything to the contrary in this Agreement, (i) all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code; and (ii) if you are considered a "specified employee" for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of your termination), any payment that constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code that is otherwise due to you under this Agreement during the six-month period following your separation from service on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service.

26. **"At Will"**. The Company strives to treat all employees fairly and provide opportunity for personal growth to the fullest extent possible. The Company is an "at will" employer, and this Agreement does not guarantee continued employment. By definition, the term "at will" entitles either you and/or the Constellium Group to terminate your employment at any time, with or without notice, and for any or no reason, with or without cause, subject to any obligations of the Constellium Group under Section 15 of this Agreement.

27. **Withholding**. US Holdings may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

28. **Waiver**. No provision of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver is sought.

29. **Notices**. All written notices shall be in writing and shall be sent by reputable overnight carrier or certified mail, return receipt requested and prepaid, and shall be deemed delivered two business days after being sent to the Global Head of Human Resources of the Company or to your most recent home address on record with the Company, as applicable.

30. **Counterparts/Electronic Signatures**. This Agreement may be executed in counterparts. An electronic signature shall have the same legal effect as an original signature.

31. **Statute of Limitations**. The statute of limitations shall begin from the date of an alleged breach of this Agreement and not from the date of this Agreement.

32. **Binding**. This Agreement shall be binding on the parties and their heirs, personal representatives, successors, and assigns.

We hope that you find these terms satisfactory.

Constellium US Holdings I, LLC
300 East Lombard Street, 17th Floor
Baltimore, MD 21202

Please indicate your acceptance of these terms and conditions by initialing each page and signing where indicated below. You should retain a copy for your files.

Yours sincerely,

Date: March 31st, 2023

Jean-Marc Germain
CEO, Constellium SE

Confirmation and Acceptance: I confirm my acceptance of the terms and conditions of this Agreement. I understand at all times that the Constellium Group will handle my personal data in accordance with the terms of the Company's Privacy Policy. I acknowledge and understand that the Constellium Group will use my personal data for the management and administration of its employment relationship with me, to comply with applicable statutory requirements, and for the purpose of workforce administration. I also understand that the Constellium Group may disclose my personal data to other third parties for these purposes, which in some cases may be located in foreign jurisdictions in addition to the United States. I consent to the use and transfer of my personal data for these purposes.

DocuSigned by:
69EB2E5BFCCC4EB...

Date: March 31, 2023

Name: Jack Guo